Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-194972) and Form S-8 (Nos. 333-210488, 333-210095, 333-194530, and 333-139356) of our reports dated March 1, 2018, with respect to the consolidated financial statements and schedules of GTT Communications, Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the effectiveness of internal control over financial reporting of GTT Communications, Inc. as of December 31, 2017 included in this Annual Report on Form 10-K of GTT Communications, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP
March 1, 2018
Tysons, Virginia